Exhibit 99.1

HOST HOTELS & RESORTS, INC. ANNOUNCES THE ELECTION OF WILLARD W. BRITTAIN AND FORMER SENATOR GORDON H. SMITH AS INDEPENDENT DIRECTORS TO ITS BOARD

BETHESDA, MD; July 9, 2009  Host Hotels & Resorts, Inc. (NYSE:HST) today announced that Willard W. Brittain and Gordon H. Smith have been elected to its Board of Directors. Mr. Brittain will serve on the Audit Committee and the Compensation Policy Committee. Mr. Smith will serve on the Audit Committee and the Nominating and Corporate Governance Committee. The election of Mr. Brittain and Mr. Smith will increase the size of the Board to eight directors.

Mr. Brittain is the Chairman and Chief Executive Officer of Professional Resources on Demand (Preod Corporation), which he founded in March 2003. Mr. Brittain is a former partner of PricewaterhouseCoopers and its predecessor, Price Waterhouse, where he worked for 28 years prior to his retirement. While at PricewaterhouseCoopers, Mr. Brittain held several senior management positions, including serving as the Chief Operating Officer of PricewaterhouseCoopers from July 1995 to September 2000 and as the Chief Operating Officer of PwC Consulting, a spin-off from PricewaterhouseCoopers, from September 2000 until his retirement in October 2002. Mr. Brittain is a member of the board of directors of Tutor Perini Corporation, where he serves as the chair of the audit committee; DaVita Inc., where he serves on the nominating and governance committee, the public policy committee and the clinical performance committee; and Convergys Corporation, where he serves on the audit committee.

Mr. Smith is currently a senior advisor and resident at the Washington, DC office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking

Host Hotels & Resorts, Inc. News Release	July 9, 2009

member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, Mr. Smith directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the states of New Mexico and Arizona.

ABOUT HOST HOTELS & RESORTS

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company that is the largest lodging real estate investment trust and one of the largest owners of luxury and upper upscale hotels. The Company currently owns 116 properties with approximately 63,000 rooms, and also holds a minority interest in a joint venture that owns 11 hotels in Europe with over 3,500 rooms. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton® , W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont® , Four Seasons®, Hilton® and Swissôtel®* in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

*	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.